Exhibit 99.1

Ronald J. Kramer Joins Republic Property Trust’s Board of Trustees

WASHINGTON, D.C. —January 13, 2006—Republic Property Trust (NYSE:RPB) announced today that its Board of Trustees has unanimously approved the appointment of Ronald J. Kramer to the Company’s Board.  The appointment of Mr. Kramer increases the size of the Company’s Board of Trustees to seven, a majority of which are independent. Mr. Kramer will serve on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board.  Mr. Kramer is not related to Richard L. Kramer, the Company’s Chairman of the Board.

Mr. Kramer has served as President and as a Director of Wynn Resorts, Limited, a publicly-traded casino resort developer, since 2002.  Mr. Kramer was formerly a Managing Director of Dresdner Kleinwort Wasserstein, an investment banking firm, and its predecessor, Wasserstein Perella & Co., from 1999 until 2001. Mr. Kramer is also a member of the Boards of Directors of Monster Worldwide, Inc., a recruitment advertising company, Griffon Corporation, a manufacturing company, and Lakes Entertainment, Inc., a casino management and development company.  In addition, he has served as a Director of the Mt. Sinai Children’s Center Foundation since 1999.  Mr. Kramer holds a Bachelor of Science degree from the Wharton School of the University of Pennsylvania and a Master of Business Administration from New York University.

Mark R. Keller, Chief Executive Officer of the Company, stated, “Ron will add tremendous public company experience and wisdom to our independent Board of Trustees and will round out an already strong Board.  We look forward to working with Ron and to his guidance in securing Republic Property Trust as one of the leading real estate investment trusts in the United States”.

About Republic Property Trust

Republic Property Trust is a fully integrated, self-administered and self-managed real estate investment trust formed to own, operate, acquire and develop primarily Class A office properties, predominantly in the Washington, D.C. metropolitan, or Greater Washington, D.C., market.  Republic Property Trust also selectively seeks fee-based development opportunities for all real estate classes in various geographic areas inside and outside of Greater Washington, D.C.

Safe Harbor

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; financing risks; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect the Company’s results.